Exhibit 3.1

Certificate of Designation
of
The Voting Non-Economic Preferred Stock
of
Liberty Tax, Inc.

Pursuant to the General Corporation Law of the State of Delaware

Liberty Tax, Inc., a Delaware corporation (the “Corporation”), hereby certifies, that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, restated or otherwise modified from time to time, the “Certificate of Incorporation”), the Board has duly adopted the following resolutions.

RESOLVED, that, pursuant to Section 1 of Article IV of the Certificate of Incorporation (which authorizes a total of 3,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”)), and the authority vested in the Board pursuant to Section 3 of Article IV of the Certificate of Incorporation, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Certificate of Incorporation and this Certificate of Designation (as amended, restated or otherwise modified from time to time, this “Certificate of Designation”) as follows:

Voting Non-Economic Preferred Stock

Section 1.                Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the “Voting Non-Economic Preferred Stock” and the number of shares so designated shall be 1,616,667. The shares of the Voting Non-Economic Preferred Stock shall have a par value of $0.01. Fractional shares of Voting Non-Economic Preferred Stock may be issued by the Corporation.

Section 2.                Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation.

(a)               “Adjustment Event” shall have the meaning set forth in Section 4.

(b)               “Affiliate” shall have the meaning set forth in Section 5.

(c)               “Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

(d)               “Board” shall have the meaning set forth in the preamble.

(e)               “Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

(f)                “Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as amended, restated or otherwise modified from time to time.

(g)               “Business Combination Agreement” means that certain Agreement of Merger and Business Combination Agreement, dated as of July 10, 2019, by and among the Corporation, New Holdco, Buddy’s Newco, LLC, a Delaware limited liability company (“Buddy’s”), Franchise Group B Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Corporation (“Merger Sub”), and Vintage RTO, L.P., a Delaware limited partnership, solely in its capacity as the representative of the members of Buddy’s Newco, LLC, as amended, restated or otherwise modified from time to time.

(h)               “Certificate of Designation” shall have the meaning set forth in the preamble.

(i)                 “Certificate of Incorporation” shall have the meaning set forth in the preamble.

(j)                 “Change of Control” means any of the following: (i) with respect to New Holdco, any transaction or series of integrated transactions that result in (a) a sale of all or substantially all of New Holdco’s assets determined on a consolidated basis, or (b) a sale of a majority of New Holdco’s outstanding Units (other than (1) to the Corporation, (2) in a Permitted Transfer or (3) as a result of a Redemption in accordance with Article XI of the New Holdco LLC Agreement), in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; or (ii) with respect to the Corporation, any transaction or series of integrated transactions that result in (a) a sale of all or substantially all of the Corporation’s assets determined on a consolidated basis, (b) a sale of a majority of the outstanding shares of Common Stock, or (c) any transaction pursuant to which the holders of the outstanding capital stock of the Corporation prior to the transaction hold less than 50% of the outstanding capital stock of the Corporation following the transaction, in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise. Notwithstanding the foregoing, (A) a “Change of Control” shall not be deemed to have occurred (i) as a result of the Tender Offer or (ii) by virtue of the consummation of any transaction or series of integrated transactions (v) immediately following which the record holders of New Holdco’s outstanding Units or the record holders of shares of Common Stock, as applicable, immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which own all or substantially all of the assets of New Holdco or the Corporation, as applicable, immediately following such transaction or series of transactions, nor (w) solely between New Holdco or any of its wholly-owned Subsidiaries, on the one hand, and New Holdco or any of its wholly-owned Subsidiaries, on the other hand, nor (x) solely between the Corporation or any of its wholly-owned Subsidiaries, on the one hand, and the Corporation or any of its wholly-owned Subsidiaries, on the other hand, nor (y) solely for the purpose of changing the jurisdiction of domicile of New Holdco or the Corporation, as applicable, nor (z) solely for the purpose of changing the form of entity of New Holdco or the Corporation, as applicable, and (B) neither the merger of Merger Sub with and into Buddy’s, with Buddy’s surviving such merger, in accordance with the Business Combination Agreement nor the acquisition of shares of Common Stock by Tributum, L.P. pursuant to the Subscription Agreements nor the TO Redemption shall constitute a “Change of Control.”

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(k)               “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(l)                 “Common Unit” means a unit representing a fractional part of the limited liability company interests of New Holdco having the rights and obligations specified with respect to “Common Units” in the New Holdco LLC Agreement.

(m)             “Corporation” shall have the meaning set forth in the preamble.

(n)               “Extinguishment Event” means the distribution made to the members of New Holdco pursuant to, and in accordance with, Section 14.02(c) of the New Holdco LLC Agreement.

(o)               “Holders” means the Initial Holders and the Subsequent Holders.

(p)               “Initial Holders” means those Persons who received shares of Voting Non-Economic Preferred Stock pursuant to the Business Combination Agreement.

(q)               “Issue Date” means the first date on which shares of the Voting Non-Economic Preferred Stock are issued by the Corporation.

(r)                “Liquidation Preference” shall have the meaning set forth in Section 3.

(s)                “New Holdco” means Franchise Group New Holdco, LLC, a Delaware limited liability company.

(t)                 “New Holdco LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of New Holdco, dated as of July 10, 2019, by and among New Holdco and its members, as amended, restated or otherwise modified from time to time.

(u)               “Permitted Transfer” has the meaning set forth in the New Holdco LLC Agreement.

(v)               “Person” shall be construed broadly and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

(w)             “Preferred Stock” shall have the meaning set forth in the preamble.

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(x)               “Redemption” has the meaning set forth in the New Holdco LLC Agreement.

(y)               “Stockholder Consent” shall have the meaning set forth in Section 4.

(z)               “Stockholder Meeting” shall have the meaning set forth in Section 4.

(aa)            “Stockholders” means the stockholders of the Corporation.

(bb)           “Subscription Agreements” means the subscription agreements entered into by and between Tributum, L.P., and the Corporation in connection with the transactions contemplated by the Business Combination Agreement.

(cc)            “Subsequent Holders” means any holder of Voting Non-Economic Preferred Stock as a result of a Transfer pursuant to Section 6.

(dd)           “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Corporation or New Holdco shall be given effect only at such times that the Corporation or New Holdco, as applicable, has one or more Subsidiaries.

(ee)            “Tender Offer” has the meaning set forth in the New Holdco LLC Agreement.

(ff)              “TO Redemption” has the meaning set forth in the New Holdco LLC Agreement.

(gg)           “Transfer” has the meaning set forth in the New Holdco LLC Agreement, which shall be applied in respect of shares of Voting Non-Economic Preferred Stock hereunder, mutatis mutandis.

(hh)           “Units” has the meaning set forth in the New Holdco LLC Agreement.

(ii)              “Voting Non-Economic Preferred Stock” shall have the meaning set forth in Section 1.

Section 3.                Dividends or Distributions. Each share of Voting Non-Economic Preferred Stock shall be entitled to receive $0.01 (the “Liquidation Preference”) upon the liquidation, dissolution or winding up of the Corporation prior to any distribution of assets to holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Voting Non-Economic Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation. Except for the Liquidation Preference and any shares of Common Stock issued in connection with a redemption and exchange of Common Units and shares of Voting Non-Economic Preferred Stock as described in Section 7 or in the New Holdco LLC Agreement, the Holders shall not be entitled to receive any dividends or distributions declared, made or paid by the Corporation (including upon the liquidation, dissolution or winding up of the Corporation) in respect of the shares of Voting Non-Economic Preferred Stock held by such Holders. Without limiting the foregoing, and notwithstanding anything to the contrary herein, except for any shares of Common Stock issued in connection with a redemption and exchange of Common Units and shares of Voting Non-Economic Preferred Stock as described in Section 7 or in the New Holdco LLC Agreement, in no event shall any Holder be entitled to seek or obtain any consideration, value, dividends, distributions, proceeds or economics in respect of the Voting Non-Economic Preferred Stock from the Corporation or any other Person (including, without limitation, by merger and thus through the exercise of dissenters, appraisal or other similar rights in respect of the Voting Non-Economic Preferred Stock) in excess of the amount of the Liquidation Preference with respect to any share of Voting Non-Economic Preferred Stock.

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Section 4.                Voting Rights. With respect to all meetings of the Stockholders at which the holders of Common Stock are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consent sought by the Corporation or any other Person from the holders of such Common Stock (each, a “Stockholder Consent”), the Holders shall vote together with the holders of such Common Stock as a single class, except as otherwise required under non-waivable provisions of the General Corporation Law of the State of Delaware, and the Holders shall be entitled to cast on such matter five (5) votes per share of Voting Non-Economic Preferred Stock. In the event of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction with respect to the Common Stock, or a stock dividend or stock distribution thereon (each, an “Adjustment Event”), the number of votes per share of Voting Non-Economic Preferred Stock shall be ratably and proportionately adjusted without further action to reflect the effects of such Adjustment Event on the relative voting power of the Voting Non-Economic Preferred Stock to the Common Stock, unless the Voting Non-Economic Preferred Stock or the shares thereof are similarly adjusted. Notwithstanding the foregoing, from and after an Extinguishment Event, the Voting Non-Economic Preferred Stock shall no longer entitle the Holders to vote on any matter except as required by law and as set forth in Section 6 hereof.

Section 5.                Transfer Restrictions. Other than in connection with an Extinguishment Event or a Transfer of Units that is permitted pursuant to the terms of the New Holdco LLC Agreement, including the TO Redemption and any other such Transfer that is made in connection with the redemption of Units and shares of Voting Non-Economic Preferred Stock pursuant to the terms set forth herein and therein, the shares of the Voting Non-Economic Preferred Stock may not be Transferred, in whole or in part, by any Holder directly or indirectly (other than any Transfer that is made in connection with any Transfer of Units that is permitted pursuant to the terms of the New Holdco LLC Agreement) without the prior written consent of the Corporation. In connection with a Transfer by a Holder of any Unit in accordance with the New Holdco LLC Agreement, such Holder shall also Transfer one-fifth (1/5th) of a share of Voting Non-Economic Preferred Stock for each Unit so Transferred, to the same transferee of such Units; provided, however, that the Transfer of Voting Non-Economic Preferred Stock to the Corporation and Units to New Holdco in connection with the TO Redemption and any other Transfer that is made in connection with the redemption of Units and shares of Voting Non-Economic Preferred Stock pursuant to the terms set forth herein and in the New Holdco LLC Agreement shall satisfy the “same transferee” portion of this obligation in all respects. Any Transfer of any shares of Voting Non-Economic Preferred Stock in violation of this Section 5 shall be void. “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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Section 6.                Voting Non-Economic Preferred Stock Protective Provisions. During the period commencing on the Issue Date and ending on the date on which no shares of Voting Non-Economic Preferred Stock are outstanding, the Corporation shall not, at any time or from time to time following the Issue Date, without the prior affirmative vote or written consent of the Holders holding a majority of the issued and outstanding shares of Voting Non-Economic Preferred Stock, change, amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws, whether by merger, consolidation or otherwise, or create a new series of Preferred Stock or issue any other securities, in each case to the extent any such action would have a material and disproportionate adverse effect on the voting rights of the Holders relative to the voting rights of the holders of Common Stock. Notwithstanding the foregoing, for the avoidance of doubt, the authorization and issuance of additional shares of any class or series of capital stock of the Corporation (or securities that are convertible into or exchangeable for shares of capital stock of the Corporation) that dilute the voting rights of the Holders and the holders of Common Stock on a pro rata basis (based on the relative voting rights of such Holders and holders of Common Stock immediately prior to such issuance) shall not be deemed to have a material and disproportionate adverse effect on the voting rights of the Holders for purposes hereof.

Section 7.                Redemption and Exchange of Voting Non-Economic Preferred Stock.

(a)               Redemption and Exchange. Subject to and in accordance with the provisions of the New Holdco LLC Agreement and this Section 7, beginning six months after the date hereof, in connection with any Redemption, any Holder may, at any time upon notice to the Corporation and New Holdco, elect to have the Corporation redeem (i) one-fifth (1/5th) of a share of Voting Non-Economic Preferred Stock concurrently with the redemption by New Holdco of one (1) Common Unit held by such Holder, in exchange for (ii) the issuance by the Corporation to such Holder of one (1) share of Common Stock as payment in the aggregate for such Voting Non-Economic Preferred Stock and Common Units so redeemed (but, for the avoidance of doubt, without limitation of the rights of any Holder in connection therewith pursuant to the Tax Receivable Agreement (as defined in the Business Combination Agreement)); provided, however, that the Board may, in its sole and absolute discretion and by majority vote, waive the application of the six (6)-month period described in this first sentence of Section 7(a) to permit the exercise of such redemption right at an earlier date. The redemption ratio set forth in the immediately preceding sentence shall be ratably and proportionately adjusted to reflect the effects of any Adjustment Event unless the Voting Non-Economic Preferred Stock or the shares thereof are similarly adjusted. Notwithstanding the foregoing, but subject to and in accordance with the provisions of the New Holdco LLC Agreement, in connection with any Change of Control, unless the redemption right of New Holdco and the Corporation is exercised pursuant to Section 11.06 of the New Holdco LLC Agreement (it being agreed by the Holder that if such redemption right is so exercised, then no redemption shall be effected pursuant to the first sentence of this Section 7), each Holder’s shares of Voting Non-Economic Preferred Stock shall be redeemed by the Corporation (concurrently with the redemption by New Holdco of the Common Units held by such Holder) for shares of Common Stock in the same ratio as provided in the two immediately preceding sentences, such redemption to be effective concurrently with or immediately prior to the consummation of such Change of Control. The Corporation shall deliver written notice to the Holders of the mandatory redemption of the shares of Voting Non-Economic Preferred Stock pursuant to the third sentence of this paragraph, and each Holder shall execute and deliver all documents, agreements, certificates and any other instruments and take any and all actions (including waiving or disclaiming any dissenters, appraisal or other similar rights in respect of the Voting Non-Economic Preferred Stock), in each case, that are reasonably necessary or appropriate to effect such redemption and exchange of Voting Non-Economic Preferred Stock and Common Units in connection with such Change of Control. Upon an Extinguishment Event, all outstanding shares of Voting Non-Economic Preferred Stock shall automatically be redeemed by the Corporation for no consideration and shall cease to be outstanding, whether or not the stock certificates for such shares, if any, are surrendered to the Corporation. Upon a TO Redemption, the shares of Voting Non-Economic Preferred Stock subject to such TO Redemption shall automatically be redeemed by the Corporation for no consideration and shall cease to be outstanding, whether or not the stock certificates for such shares, if any, are surrendered to the Corporation.

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(b)               Effectiveness of Redemption and Exchange. If any share of Voting Non-Economic Preferred Stock is redeemed and exchanged by a Holder pursuant to this Section 7 and the New Holdco LLC Agreement, then upon such redemption and exchange, such shares of Voting Non-Economic Preferred Stock shall be redeemed and cancelled by the Corporation and shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption and cancellation shall cease and terminate, except only the right of such Holder to receive the Common Stock issuable in connection with such redemption and exchange as provided in Section 7(a) and the New Holdco LLC Agreement (but, for the avoidance of doubt, without limitation of any rights of such Holder pursuant to the Tax Receivable Agreement (as defined in the Business Combination Agreement)).

(c)               Tender of Certificates. Upon any redemption and exchange of any share of Voting Non-Economic Preferred Stock in accordance with this Section 7 and the New Holdco LLC Agreement, the Holder of such share of Voting Non-Economic Preferred Stock shall tender to the Corporation any certificates representing shares of Voting Non-Economic Preferred Stock, and such certificates shall be voided and cancelled by the Corporation; provided, however, in the event the Corporation delivers a notice of redemption in connection with a Change of Control, then the shares of Voting Non-Economic Preferred Stock shall be redeemed concurrently with or immediately prior to the consummation of such Change of Control whether or not the certificates representing such shares of Voting Non-Economic Preferred Stock (if any) have been surrendered to the Corporation.

(d)               Status of Redeemed and Exchanged Voting Non-Economic Preferred Stock. Any share of Voting Non-Economic Preferred Stock that is redeemed, exchanged and cancelled in accordance with this Section 7 or is otherwise reacquired by the Corporation shall upon such redemption, exchange, cancellation or other acquisition become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

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Section 8.                TO Redemption. Irrespective of any other term or condition set forth in this Certificate of Designation, the Corporation may cause the cancellation of shares of Voting Non-Economic Preferred Stock that are subject to the TO Redemption without any further consent or action on the part of the Holders in accordance with the New Holdco LLC Agreement and this Certificate of Designation.

Section 9.                Additional Provisions. The shares of Voting Non-Economic Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation or this Certificate of Designation.

Section 10.            Headings. The headings of the sections of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 11.            Amendments; Waivers. Subject to Section 6 hereof, this Certificate of Designation may not be amended by the Corporation or the Stockholders unless the Holders holding a majority of the issued and outstanding shares of Voting Non-Economic Preferred Stock consent to such amendment.

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This Certificate of Designation shall be effective on July 10, 2019 at the time this Certificate of Designation is filed with the Secretary of State of the State of Delaware.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and attested by the undersigned this 10th day of July, 2019.

LIBERTY TAX, INC.

By:	/s/ Michael S. Piper
	Name:	Michael S. Piper
	Title:	Chief Financial Officer

[Signature Page to Certificate of Designation of the Voting Non-Economic Preferred Stock]